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                                                                  EXHIBIT (h)(9)

                                  AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT

                  AMENDMENT made as of the 12th day of September, 2002, between Citizens Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 230 Commerce Way, Suite 300, Portsmouth, New Hampshire 03801, and BISYS Fund Services, Inc. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Fund Accounting Agreement dated September 29, 2000, under which BISYS performs fund accounting services for the Trust (as amended and in effect on the date hereof, the "Agreement").

                  WHEREAS, under the Agreement BISYS performs certain fund accounting services for each investment portfolio of the Trust ("Funds"), including new investment portfolios as may be established from time to time;

                  WHEREAS, the Trust intends to establish two new investment portfolios, to be designated as the Citizens Government Obligations Fund and the Citizens Prime Money Market Fund (collectively, the "Institutional Money Market Funds");

                  WHEREAS, the Trust desires that BISYS perform certain fund accounting services for the Institutional Money Market Funds; and

                  WHEREAS, BISYS is willing to perform the services enumerated in this Amendment for the Institutional Money Market Funds on the terms and conditions set forth in this Amendment; and

                  WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the fund accounting services enumerated herein on behalf of the Institutional Money Market Funds and to provide in Schedule A to this Amendment for a separate fee schedule applicable only to the Institutional Money Market Funds and not to the other Funds of the Trust.

                  NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

     1.   SERVICES.

                  BISYS shall perform the various services set forth in Section 1 of the Agreement on behalf of the Institutional Money Market Funds, subject only to the following exceptions:


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(a)  Sub-paragraphs (b)(v) and (b)(xv) of the Agreement are not applicable.

(b) Sub-paragraph (b)(xiii) is amended to eliminate the responsibility to distribute net asset value calculations or dividend factors to NASDAQ; and

(c) Sub-paragraph (b)(xix) is amended to reflect that BISYS will accrue expenses according to instructions from the administrator rather than sub-administrator.

     2.   COMPENSATION; REIMBURSEMENT OF EXPENSES AND MISCELLANEOUS SERVICE
          FEES.

          As compensation for the services rendered hereunder to the Institutional Money Market Funds, the Trust on behalf of the Institutional Money Market Funds shall pay BISYS the amounts set forth on Schedule A hereto rather than those set forth on Schedule A to the Agreement. Section 4 of the Agreement, governing the Trusts' obligation to reimburse BISYS for certain out of pocket expenses, shall be applicable to the Institutional Money Market Funds to the same extent as other Funds.

     3.   REPRESENTATIONS AND WARRANTIES.

          The Trust represents and warrants that this Amendment to the Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          BISYS represents and warrants that this Amendment to the Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     4.   MISCELLANEOUS.

          (a) Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement) and are applicable to this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.


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          (b)  Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.

          (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

          (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                          CITIZENS FUNDS

                                          By: /s/ Sean P. Driscoll
                                              _________________________________

                                          Title: Treasurer
                                                 ______________________________


                                          BISYS FUND SERVICES OHIO, INC.

                                          By: /s/ Fred Nadaff
                                              _________________________________


                                          Title: Executive Vice President
                                                 ______________________________






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                                   SCHEDULE A

                    TO THE AMENDMENT DATED SEPTEMBER 12, 2002
                                     TO THE
                            FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                                 CITIZENS FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                      FEES

FUND ACCOUNTING FEES FOR EACH OF THE INSTITUTIONAL MONEY MARKET FUNDS:

The Trust shall pay BISYS on the first business day of each month, a fee computed daily at an annual rate of:

               One one-hundredth of one percent (.01%) (one basis point) of average daily net assets up to $400 million;

               One-half of one one-hundredth of one percent (.005%) (one-half of one basis point) of average daily net assets in excess of $400 million;

Provided, however, that there will be a minimum annual fee of $16,000, and this amount shall be credited as payment with respect to the first $200 million in average daily net assets.










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